Exhibit 10.26
Board Compensation Summary Sheet
     Effective October 1, 2006 each director of the Company who is not a compensated officer or employee of the Company will receive cash compensation as follows:
•	Board member annual retainer of $50,000

•	Presiding Director — annual retainer of $5,000

•	Board meeting fee for each meeting attended-$1,500

•	Audit Committee Chairman — annual retainer of $15,000

•	Member of the Audit Committee — $2,000 for each meeting attended

•	Human Resources Committee Chairman — annual retainer of $7,500

•	Chairman of other Board Committees — annual retainer of $5,000

•	Member of other Board Committees — $1,500 for each meeting attended
The Board has also established a cash equivalent value for annual equity compensation for directors of $100,000 and will use a twelve month average share price as the basis for the awards.